PRESS RELEASE
                                  -------------


April 25, 2003                          Samuel J. Malizia, Chairman of the Board
                                        Board, Nittany Financial Corp.
                                        (814) 466-6625

Nittany Financial Corp.                 David Richards, President and CEO
State College, Pennsylvania             Nittany Financial Corp.
                                        (814) 234-7320


                   NITTANY FINANCIAL CORP. ANNOUNCES FILING OF
                         SEC REGISTRATION STATEMENT FOR
                        ADDITIONAL COMMON STOCK OFFERING


         April 25, 2003, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC Ticker Symbol "NTNY"), the holding company of Nittany Bank, State College, Pennsylvania, announced that it is filing today with the Securities and Exchange Commission a Registration Statement to sell up to 149,500 additional shares of Common Stock. The Corporation will offer 115,000 shares of the common stock, with an option to sell an additional 34,500 shares, to existing stockholders and the general public. A preference will be given to existing stockholders. The President of the Corporation, David Richards, stated "the Corporation has not yet determined the price per share. The proceeds of the offering will be invested by the Corporation primarily into the capital of Nittany Bank, in order to increase the Bank's working and regulatory capital."

         Chairman of the Board of the Corporation, Sam Malizia, stated "the growth of Nittany Financial Corp. during its first four years of operation has greatly exceeded our original business plans. The proceeds from the stock offering will allow the Corporation and its subsidiaries to continue to grow and expand services to the State College area. As the only FDIC-insured financial institution headquartered and operated solely in State College, the majority of our stockholders reside in the State College area. The additional shares are expected to be sold primarily to existing stockholders, customers and residents of the State College area."

         The above information does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The offer will be made solely by the prospectus and is not being made to persons in any jurisdiction in which the offer or solicitation would be unlawful.